Exhibit 99.1

CHC Helicopter Prices Private Offering of US$300 Million Senior Unsecured Notes Due 2021

May 8, 2013 – Vancouver, British Columbia, Canada – CHC Helicopter announced today that it has priced a private offering of US$300 million aggregate principal amount of its 9.375% Senior Unsecured Notes due 2021. The offering is exempt from the registration requirements of the Securities Act of 1933, as amended.

CHC expects to use proceeds from the notes to repay borrowings outstanding under its senior secured revolving credit facility, to pay fees and expenses in connection with the offering, and for other working capital and general corporate purposes. Those purposes include, but are not limited to, refinancing certain aircraft leases, repaying or redeeming other debts, and/or capital expenditures.

About CHC

CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One division. The company is headquartered in Vancouver and operates more than 240 aircraft in about 30 countries around the world.

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NOTE: The Notes and related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.